Exhibit 10.1

                                                           [MAGIC SOFTWARE LOGO]


PRESS RELEASE

Magic Software Reports Record Results for Q4 and Full Year 2010

Magic Software More than Doubles its Year-over-Year Annual Income and Reports Annual Operating Cash Flow of $11.7 Million

Or-Yehuda, Israel, February xx, 2011 - Magic Software Enterprises Ltd. (NASDAQ:
MGIC), a global provider of application platforms and business and process integration solutions, today announced its financial results for the fourth quarter and full year ended December 31, 2010.

Financial Highlights for the Fourth Quarter

o Fourth quarter revenues increased 73% year over year to $25.0 million from $14.5 million;

o Operating income for the fourth quarter reached $3.0 million, compared to $1.8 million in the same period last year (excluding a $2.0 million one-time capital gain from the sale of the Company's headquarters office building);

o Net income for the fourth quarter reached $3.1 million, compared to $1.5 million in the same period last year (excluding a $2.0 million one-time capital gain from the sale of the Company's headquarters office building);

      Financial Highlights for the Full Year Ended December 31, 2010

o Operating cash flow for the year ended December 31, 2010 more than doubled to $11.7 million compared to $4.5 million in 2009;

o Revenues for the year reached $88.6 million, an increase of 60%, compared to $55.4 million in 2009;

o Operating income for 2010 more than doubled to $9.3 million, compared to $4.3 million in 2009 (excluding a $2.0 million one-time capital gain from the sale of the Company's headquarters office building);

o Net income for 2010 increased 52% year over year to $9.4 million from $6.2 million;

Results

For the fourth quarter ended December 31, 2010, total revenues were $25.0 million, with net income of $3.1 million, or $0.09 per fully diluted share. This compares with revenues of $14.5 million and net income of $1.5 million, or $0.05 per fully diluted share (excluding a $2.0 million one-time capital gain from the sale of the Company's headquarters office building or $0.06 per fully diluted share), for the same period last year.

Operating income was $3.0 million, or $0.09 per fully diluted share, for the fourth quarter of 2010. This compares to operating income of $1.8 million, or $0.05 per fully diluted share, for the same period a year ago (excluding a $2.0 million one-time capital gain from the sale of the Company's headquarters office building or $0.06 per fully diluted share).

For the year ended December 31, 2010, total revenues were $88.6 million, with net income of $9.4 million, or $0.29 per fully diluted share. This compares with revenues of $55.4 million and net income of $4.2 million, or $0.13 per fully diluted share, for the same period last year (excluding a $2.0 million one- time capital gain from the sale of the Company's headquarters office building or $0.06 per fully diluted share).

Operating income was $9.3 million, or $0.29 per fully diluted share, for the year ended December 31, 2010. This compares to operating income of $4.3 million, or $0.13 per fully diluted share, for the same period a year ago (excluding a $2.0 million one-time capital gain from the sale of the Company's headquarters office building).

Total cash, cash equivalents and short-term investments as of December 31, 2010 amounted to $46.5 million.

Comments of Management

Commenting on the results, Guy Bernstein, acting chief executive officer of Magic Software, said: "2010 has been a strong year for Magic Software. We demonstrated excellent performance throughout all of our regions and major businesses, resulting in impressive double-digit growth at the top and bottom lines. "Our strong financial position, coupled with our 2010 activities in promoting and growing new markets, will continue the Company's momentum into 2011, where we see opportunity to expand both organically and through acquisitions. We stand ready to meet an increase in demand for our products, especially in the rapidly evolving arenas of mobile and cloud computing solutions," concluded Mr. Bernstein.


Non-GAAP Financial Measures

This release includes non-GAAP operating income, net income, basic and diluted earnings per share and other non-GAAP financial measures. These non-GAAP measures exclude the following items:

-     Amortization of purchased intangible assets;
-     In-process research and development capitalization and amortization and;
-     Equity-based compensation expense.

Magic Software's management believes that the presentation of non-GAAP measures provides useful information to investors and management regarding financial and business trends relating to the Company's financial condition and results of operations as well as the net amount of cash generated by its business operations after taking into account capital spending required to maintain or expand the business.

These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Magic Software believes that non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with Magic Software's results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Magic Software's results of operations in conjunction with the corresponding GAAP measures.

Please refer to the Reconciliation of Selected Financial Metrics from GAAP to Non-GAAP tables below.

                                    -- ## --

About Magic Software
Magic Software Enterprises Ltd. (NASDAQ: MGIC) is a global provider of cloud and on-premise application platform and business integration solutions. Magic Software has 14 offices worldwide and a presence in more than 50 countries with a global network of ISVs, system integrators, value-added distributors and resellers, as well as consulting and OEM partners. The Company's award-winning, code-free solutions give partners and customers the power to leverage existing IT resources, enhance business agility and focus on core business priorities. Magic Software has partnerships with global IT leaders including SAP AG, salesforce.com, IBM and Oracle. For more information, visit www.magicsoftware.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product conditions, both here and abroad, release and sales of new products by strategic resellers and customers, the integration of newly acquired IT services assets and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.

Magic is the trademark of Magic Software Enterprises Ltd. All other trademarks are the trademarks of their respective owners.


Company Contact:

Tania Amar
Magic Software
Tel. +972 (0)3 538 9284
Email: ir@magicsoftware.com

MAGIC SOFTWARE ENTERPRISES LTD.
CONSOLIDATED STATEMENTS OF INCOME
U.S. dollars in thousands (except per share data)

                                                 Three months ended                   Year ended
                                                    December 31,                      December 31,
                                            -----------------------------    ------------------------------
                                                 2010            2009             2010             2009
                                            -------------   -------------    -------------    -------------
                                                     Unaudited                 Unaudited
                                            -----------------------------    -------------
Revenues                                           25,027          14,481           88,578           55,350
Cost of Revenues                                   14,344           6,459           51,448           26,264
                                            -------------   -------------    -------------    -------------
Gross profit                                       10,683           8,022           37,130           29,086
                                            -------------   -------------    -------------    -------------
Research and development, net                         506             353            2,072            1,310
Selling, marketing and general and
  administrative expenses                           7,165           5,918           25,720           23,518
Total operating costs and expenses                  7,671           6,271           27,792           24,828
                                            -------------   -------------    -------------    -------------
Operating income                                    3,012           1,751            9,338            4,258
                                            -------------   -------------    -------------    -------------
Other income from sale of office building               -           1,972                -            1,972
                                            -------------   -------------    -------------    -------------
Operating income including other income             3,012           3,723            9,338            6,230
                                            -------------   -------------    -------------    -------------
Financial income (expenses), net                       60              98             (224)             238
Other income (expenses), net                           11            (181)             159               42
                                            -------------   -------------    -------------    -------------
Income before taxes on income                       3,083           3,640            9,273            6,510
Taxes on income                                         -             167             (102)             334
                                            -------------   -------------    -------------    -------------
Net income                                          3,083           3,473            9,375            6,176
Net earnings per share attributable to
 Magic Software:
Basic                                                0.10            0.11             0.29             0.19
Diluted                                              0.09            0.11             0.29             0.19
Weighted average number of shares used in
   computing net earnings per share
     Basic                                         32,578          31,915           32,139           31,899
                                            =============   =============    =============    =============
     Diluted                                       33,470          32,314           32,731           32,107
                                            =============   =============    =============    =============

MAGIC SOFTWARE ENTERPRISES LTD.
RECONCILIATION BETWEEN GAAP AND NON-GAAP
STATEMENTS OF INCOME FOR COMPARATIVE PURPOSES
U.S. dollars in thousands (except per share data)

                                                  Three months ended                      Year ended
                                                      December 31,                        December 31,
                                            ------------------------------    ------------------------------
                                                 2010            2009              2010             2009
                                            -------------    -------------    -------------    -------------
                                                       Unaudited                Unaudited
                                            ------------------------------    -------------
GAAP operating income                               3,012            1,751            9,338            4,258
Amortization of capitalized software and
 other intangible assets                            1,224              950            3,940            3,650
Capitalization of software development             (1,245)            (772)          (3,595)          (3,128)
Stock-based compensation                              135              (59)             300              130
                                            -------------    -------------    -------------    -------------
Total adjustments to GAAP                             114              119              645              652
                                            -------------    -------------    -------------    -------------
Non-GAAP operating income                           3,126            1,870            9,983            4,910
                                            =============    =============    =============    =============
GAAP net income                                     3,083            3,473            9,375            6,176
Total adjustments to GAAP as above                    114              119              645              652
                                            -------------    -------------    -------------    -------------
Non-GAAP net income                                 3,197            3,592           10,020            6,828
                                            =============    =============    =============    =============
Non-GAAP basic net earnings per share                0.10             0.11             0.31             0.21
                                            =============    =============    =============    =============
Weighted average number of shares used in
 computing basic net earnings per share            32,578           31,915           32,139           31,899
                                            -------------    -------------    -------------    -------------
Non-GAAP diluted net earnings per share              0.10             0.11             0.31             0.21
                                            =============    =============    =============    =============
Weighted average number of shares used in
 computing diluted net earnings per share          33,625           32,371           32,806           32,179
                                            -------------    -------------    -------------    -------------

MAGIC SOFTWARE ENTERPRISES LTD.
CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands


                                                        December 31,    December 31,
                                                       -------------   -------------
                                                            2010            2009
                                                       -------------   -------------
                                                        (Unaudited)
                                                       -------------
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                  43,661          24,350
   Short-term bank deposits                                       24          13,838
   Available-for-sale marketable securities                    2,857           3,680
   Trade receivables, net                                     17,801          12,004
      Other accounts receivable and prepaid expenses           3,768           3,869
   Current assets of discontinued operation                        -              27
                                                       -------------   -------------
Total current assets                                          68,111          57,768
                                                       -------------   -------------
LONG-TERM RECEIVABLES:
  Severance pay fund                                             325             404
  Other long-term receivables                                  1,473             749
                                                       -------------   -------------
Total other long-term receivables                              1,798           1,153
PROPERTY AND EQUIPMENT, NET                                    1,827           1,762
IDENTIFIABLE INTANGIBLE ASSETS AND
  GOODWILL, NET                                               39,285          26,868
                                                       -------------   -------------
TOTAL ASSETS                                                 111,021          87,551
                                                       =============   =============
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
   Short-term credit and current maturities
    of long term loans                                             9              43
   Trade payables                                              2,889           2,662
        Accrued expenses and other accounts payable           14,204          25,159
   Deferred revenues                                           1,526           1,569
       Current liabilities of discontinued operation               -             314
                                                       -------------   -------------
Total current liabilities                                     18,628          29,747
                                                       -------------   -------------
NON-CURRENT LIABILITIES:
   Long-term loans                                                 2              10
   Liability due to acquisition activities                     2,990               -
   Accrued severance pay                                         536             606
                                                       -------------   -------------
Total non-current liabilities                                  3,528             616
                                                       -------------   -------------
EQUITY                                                        88,865          57,188
                                                       -------------   -------------
TOTAL LIABILITIES AND EQUITY                                 111,021          87,551
                                                       =============   =============